Exhibit 10.38

June 3, 2018

John (Jack) Lawrence

Portola Pharmaceuticals, Inc.

270 East Grand Avenue

South San Francisco, CA 94080

Dear Jack:

As you know, Portola Pharmaceuticals, Inc. (the "Company") is initiating a search for a new Chief Executive Officer. In order to provide you with enhanced security during this period of time, the Company is amending the terms of your Executive Severance Benefits Agreement (the "Severance Agreement") as set forth below.

If, during the one (1) year period following the Company's hiring of a new CEO (as measured from the first day of employment for the new CEO), your employment is terminated without Cause, or you resign for Good Reason, then: (a) your Severance Period for such Covered Termination shall be twelve (12) months (instead of six (6)); and (b) in addition to the severance benefits set forth in Section 2.1 of the Severance Agreement, the Company will (subject to the terms and conditions set forth in the Severance Agreement) accelerate the vesting of your equity awards such that you will be deemed vested in such shares that would have vested had you remained employed for one additional year following your last day of employment with the Company. (All capitalized terms used in this paragraph that are not otherwise defined shall have the meanings set forth in the Severance Agreement.)

After the new CEO completes one (1) year of employment with the Company, then the terms set forth herein shall have no further force or effect, however you shall remain eligible for the severance benefits set forth in the Severance Agreement under the terms and conditions set forth therein.

Except as set forth herein, the terms and conditions of your employment, as set forth in your offer letter from the Company dated October 18, 2017 and your Severance Agreement, shall remain unchanged. The terms set forth herein shall constitute the complete agreement of the parties with respect to such terms, and shall supersede and replace any and all prior agreements or representations made to you concerning the subject matters herein, whether written or oral. This letter agreement cannot be modified, amended or extended except in a writing signed by you and a duly authorized member of the Company's Board of Directors.

Sincerely,

Hollings Renton, on behalf of the Board of Directors

Understood and Agreed to:

/s/ John (Jack) Lawrence	June 7, 2018
John (Jack) Lawrence	Date